EXHIBIT 21


                SUBSIDIARIES OF THE OILGEAR COMPANY JURISDICTION
                                    IN WHICH
                         NAME OF SUBSIDIARY INCORPORATED
                         -------------------------------

Oilgear Towler GmbH  Germany

Oilgear Ltd. England

Oilgear Towler Ltd.  England

Oilgear Towler S.A.  France

Oilgear Towler S.A.  Spain

Oilgear Towler S.r.l.  Italy

Oilgear Towler Australia Pty. Ltd.  Australia

Oilgear Mexicana S.A. de C.V.  Mexico

Oilgear do Brazil Hydraulica Ltd.  Brazil

Oilgear Towler Korea Ltd.  South Korea

Oilgear Canada Inc.  Canada

Oilgear Towler Polyhydron Pvt. Ltd.  India
(51% Joint Venture)

Towler Enterprise Pvt. Ltd.  India

Oilgear Towler Taiwan Co. Ltd.  Taiwan
(58% Joint Venture)

Oilgear Towler Japan Co.  Japan

OSL Offshore Equipment and Deck Systems  United States